Exhibit 99.1

     American Residential Reports Fourth-Quarter and 2003 Results

    SAN DIEGO--(BUSINESS WIRE)--Feb. 12, 2004--American Residential Investment Trust, Inc. (Amex(R): INV), the parent company of American Mortgage Network (AmNet), a wholesale mortgage bank serving mortgage brokers nationwide, today reported fourth-quarter and 2003 results, highlights of which included:

        -- Fourth-quarter consolidated net loss was $406,000, or $0.05 per diluted share, inclusive of $1.0 million, or $0.13 per diluted share related to tax benefits;

        -- 2003 consolidated net income, however, was a record $29.0 million, or $3.57 per diluted share, inclusive of $10.9 million, or $1.34 per diluted share related to tax benefits; compared to net income of $1.6 million or $0.20 a share for the year ended December 31, 2002;

        -- Exclusive of tax benefits, 2003 consolidated net income was $18.1 million or $2.23 per diluted share;

        -- Mortgage loans funded through AmNet were $1.9 billion in the fourth quarter and $10.2 billion for 2003, compared to $1.9 billion in the fourth quarter of 2002 and $4.2 billion for the year ended December 31, 2002; and

        -- Book value per outstanding share was $11.24 and cash and cash equivalents were $46.5 million as of December 31, 2003, compared to $7.57 and $14.8 million at December 31, 2002.

    Consolidated Results

    American Residential reported a consolidated net loss of $406,000, or $0.05 per diluted share, for the fourth quarter of 2003. Consolidated net income for 2003 was $29.0 million, or $3.57 per diluted share, inclusive of $10.9 million, or $1.34 per diluted share, related to tax benefits. Exclusive of tax benefits, 2003 consolidated net income was $18.1 million or $2.23 per diluted share. Consolidated net income in 2002 was $1.6 million, or $0.20 per diluted share.
    Commenting on results for the fourth quarter and year, John M. Robbins, Jr., Chief Executive Officer, said, "While the fourth quarter did not meet expectations, 2003 as a whole was a year of significant achievement for American Mortgage Network. Since its inception two years ago, AmNet has become one of the top 25 wholesale lenders in the country. We strengthened our operating platform, enabling us to expand rapidly, grow market share and create value for stockholders. We aggressively expanded into new geographic areas by opening 12 new regional loan production offices, bringing our total to 21. Our product offerings now cover some 80 programs ranging from conforming to Alt-A loans to serve a wide range of borrower's needs in a purchase market. This growth has been accomplished organically as we simultaneously strengthened our balance sheet and accumulated substantial cash reserves.
    Robbins continued, "Loan volume did decline in the fourth quarter and margins on that volume were compressed. During the second and third quarter, we aggressively entered new markets and increased staff to handle volume and to capitalize on this unprecedented market opportunity. However, when fourth-quarter activity abruptly slowed, the staffing levels we put in place to respond to second and third quarter volumes were no longer necessary, so we have reduced headcount in most branches and eliminated overtime and temporary labor costs. Our ongoing challenge will be to balance future growth opportunities with the reality of today's mortgage market. Consequently, as we enter new markets and add to our sales force, operations in existing branches will continue to be evaluated and rightsized to align infrastructure costs with volume levels."
    The Company reports its results in two segments -- mortgage banking (AmNet) and mortgage asset portfolio investments (AMREIT).

    Mortgage Banking Business -- American Mortgage Network (AmNet)

    AmNet funded $1.9 billion in home loans during the fourth quarter, a 39% decrease over the third quarter of 2003. For the year ended
December 31, 2003, AmNet funded $10.2 billion in home loans, compared to $4.2 billion in 2002, an increase of 145%.

    AmNet Operating Results

    For the fourth quarter of 2003, AmNet's loss before income taxes was $2.9 million, compared to income before income taxes of $5.1 million in the fourth quarter of 2002. Income before income taxes in 2003 was $23.5 million, compared to 2002's loss before income taxes of $7.4 million. The loss in the fourth quarter of 2003 was a result of a sharp decrease in loan volumes and compressed margins on that volume.
    Gain on the sale of loans and other fee income, net of hedging, totaled $12.9 million or 69 basis points on $1.9 billion of loan fundings, as compared to 81 basis points in the third quarter, reflecting competitive pricing pressure in the fourth quarter.
    Interest on mortgage assets in the fourth quarter was $6.0 million and was offset by interest expense of $2.8 million, resulting in a net interest spread on loans held for sale of $3.2 million, or 17 basis points on $1.9 billion of loan fundings. AmNet's operating expenses, excluding interest, totaled $19.0 million during the fourth quarter, or 102 basis points on loan fundings. These expenses included an estimated $6.5 million in sales commissions and other variable expenses, representing approximately 34% of total operating expenses.
    Commenting on mortgage operations in the fourth quarter, Robbins said, "Although we have reduced our administrative infrastructure, we also expanded our sales presence nationally by opening offices in Dallas and Houston, Texas and recruiting mortgage banking professionals for offices in Florida, New York and Utah. We also added new account executives to our 21 existing offices, bringing the total number of commissioned account executives to 91 at year-end. AmNet's new technology platform, through investment in the IBM I Series, is helping AmNet deliver more speed and flexibility to our broker customers.
    AmNet's warehouse loan funding capacity totals $1.4 billion at year-end, compared to $750 million at December 31, 2002. AmNet has lending partnerships with Countrywide Warehouse Lending, JPMorgan Chase Bank, UBS Warburg Real Estate Securities Inc and GMAC Residential Funding.

    Mortgage Asset Portfolio Investments (AMREIT)

    The Company's total mortgage assets held for portfolio investment were $161.3 million at December 31, 2003 compared to $267.1 million at December 31, 2002. Since 2000, the dollar value of the Company's portfolio of mortgage assets has declined due to the decision to cease loan portfolio acquisitions, build cash reserves and re-deploy capital into the Company's mortgage banking business.
    In the fourth quarter of 2003, interest on mortgage assets was $2.1 million and interest expense was $1.0 million, resulting in a net interest spread of approximately $1.1 million, or approximately 2.5% of December 31, 2003 bond collateral and real estate owned on an annualized basis. Non-cash loan premium amortization expense totaled $878 thousand for the period. At year-end 2003, remaining unamortized premiums were $3.8 million, down from $7.3 million at December 31, 2002.

    Liquidity and Book Value

    Cash and cash equivalents were $ 46.5 million as of December 31, 2003, an increase of 215 % from December 31, 2002, and cash per outstanding share increased from $1.88 at December 31, 2002 to $5.91 at December 31, 2003. The Company's book value per outstanding share was $11.24 at December 31, 2003, compared to $7.57 at December 31, 2002.

    Strategic Initiatives

    Robbins added, "Several strategic initiatives are essential to ensure top-line growth and preserve margins. These include:

    -- Growing our market share through the addition of experienced, commissioned account executives coupled with market penetration of new metropolitan statistical areas (MSAs);

    -- Expanding our product line to specifically target brokers' needs in a purchase market and deliver loan products that yield higher margins; and

    -- Leveraging our technology platform to improve efficiencies and increase productivity.

    We have not let the slowdown in the market stop us. Rather, we intend to pursue the plans for growing our sales presence that have been in place for some time, leveraging the infrastructure already in place. Offices in Fort Lauderdale and Orlando began funding loans in January to extend our presence in Florida. AmNet's loan production office in Long Island, New York also began funding loans. By the end of 2004, we plan to have 32 loan production offices operational--a key element of our carefully orchestrated plan to expand the branch network into the other top MSAs. We continue to recruit experienced mortgage banking professionals and have increased the number of commissioned account executives by 65% since June 30, 2003. In January, we reached a critical milestone -- there are nearly 5,000 broker customers approved to do business with us.
    Robbins continued, "One of our most significant initiatives was the launch of a subprime program led by Laura Swartz, a recognized industry leader. Laura and her team join a group of senior managers at AmNet who have a wealth of experience in the subprime arena. All subprime loans will be underwritten centrally in our home office, not at the branch offices. Loans will be underwritten to meet the specifications of investors. We have already lined up capital market and investor partners for this program. As with our other loan products, we will sell subprime loans on a servicing released basis to minimize our long-term credit risk to AmNet, as is the case with any other type of loan we originate. In addition, we intend to continue to make investments in our technology platform to increase our value proposition to our broker customers, as well as to give us the ability to more effectively align cost structure with current loan demand by maximizing productivity and efficiency, and lowering unit costs."
    "I am very pleased to announce that two new directors will join the Board. They are Robert T. Barnum, former Chief Operating Officer of American Savings Bank, a $20 billion California thrift, and Robert
A. Gunst, Chairman of the Board of Directors for Garden Fresh Restaurants Corporation and former President and CEO of The Good Guys, Inc. (Nasdaq: GGUY). Both individuals bring immense knowledge and experience to AmNet and are committed to our growth and profitability."
    Discussing specific metrics for the year, Judith A. Berry, Executive Vice President and Chief Financial Officer, said, "While we expect losses in the first quarter, we anticipate that profitability will be restored during the second quarter with profits increasing in the third and fourth quarters of 2004 as quarter-over-quarter volumes increase and the branch network matures. We are optimistic that a well-executed expansion plan, coupled with the rollout of our subprime initiative, will drive up loan production and help us to expand margins."
    "We are also looking at a variety of options to enhance stockholder value in 2004," Robbins concluded. At the end of 2003, our cash position exceeded 50% of our stockholders equity balance. Some of our cash will be used to support the anticipated growth in loan funding volume, including investments in the rollout of our subprime business, the expansion of our regional network and marketing support for our broker customers. We continue to evaluate the capital and cash needed for our growth plans as well as other possible uses of cash such as strategic acquisitions. Opportunities occur in a consolidating market and benefit those who have the capital to invest. As growth goals are met, the Board of Directors will continue to consider alternatives which could include dividends and share repurchase."

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 1:30 p.m. Pacific/4:30 p.m. Eastern to discuss fourth quarter and full-year operating performance. The conference call, featuring Chairman and Chief Executive Officer John M. Robbins and Executive Vice President and Chief Financial Officer Judith A. Berry, will be available live via the Internet. To listen to the webcast, log on to the Company's web site at www.amerreit.com and click on the link that appears on the home page. The webcast will also be available live at www.fulldisclosure.com.
    An online replay will be available at www.amerreit.com for one year. A telephone replay will be available through February 19, 2004 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 5271673. Electronic versions of news releases may be accessed via the Company's web site at www.amerreit.com.

    About American Mortgage Network

    Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of American Residential Investment Trust, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Minnesota, New Jersey, New York, North Carolina, Oregon, Rhode Island, Texas, Virginia and Washington.
    AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 49 states and the District of Columbia either by license or exemption. AmNet has nearly 5,000 approved broker customers across the nation. For more information, please visit www.amnetmortgage.com.

    About American Residential Investment Trust

    American Residential Investment Trust, Inc. is the parent company of American Mortgage Network. For more information, please visit www.amerreit.com.

    Forward Looking Statement

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding the growth of AmNet's sales presence, the number of operational loan production offices by the end of 2004, underwriting locations and specifications for subprime loans, the planned servicing released sales for subprime loans, the Company's intent to continue investing in its technology platform, expected losses for the Company in the first quarter of 2004, profitability being restored and increasing during the second through fourth quarters of 2004, the expectation that the Company's expansion plan and subprime initiative will increase loan production and expand margins, uses of cash in 2004 and the Company's Board of Directors consideration of dividends and share repurchase. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market, including subprime loans; the stability of the subprime mortgage secondary market; the predictability of the Company's expenses and margins; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the availability of financing for the funding of mortgage loans, including subprime loans; the Company's liquidity position; the availability of qualified mortgage professionals and other risk factors outlined in American Residential's SEC reports.


             AMERICAN RESIDENTIAL INVESTMENT TRUST, INC.
----------------------------------------------------------------------
                             Three     Three      Twelve     Twelve
                             Months    Months     Months     Months
                             Ended     Ended      Ended      Ended
                          --------------------------------------------
                          12/31/2003 12/31/2002 12/31/2003 12/31/2002
                          --------------------------------------------
          Income Statement     --        --         --        --
                               --        --         --        --
                               --        --         --        --
 Mortgage Banking Segment:

                  Revenues

    Gain on sales of loans   $16,444    $21,413    $79,203    $46,667
                          --------------------------------------------
     Derivative financial
              instruments:
     Treasury futures and
      options and related
      commissions and fees        --        (49)        --    (18,171)
         Forward sales of
          mortgage backed
     securities (MBS) and
            options on MBS     1,067     (6,470)     2,182    (16,262)
     Market adjustment on
          loan commitment
                  pipeline    (4,644)    (1,648)    (2,104)     2,663
                          --------------------------------------------
                    Total
               derivative
                financial
               instruments    (3,577)    (8,167)        78    (31,770)
                          --------------------------------------------
     Interest on mortgage
                    assets     6,032      6,857     29,875     14,908
              Other income        18          1         94         10
                          --------------------------------------------
           Total revenue,
                   net of
               derivative
                financial
               instruments    18,917     20,104    109,250     29,815
                          --------------------------------------------

                  Expenses
          Interest expense     2,826      3,557     13,482      7,790
        Operating expenses    19,005     11,475     72,220     29,427
                          --------------------------------------------
            Total expenses    21,831     15,032     85,702     37,217
                          --------------------------------------------

     Income (loss) before
  income taxes - Mortgage
           Banking Segment   $(2,914)    $5,072    $23,548    $(7,402)

 Mortgage Asset Portfolio
                  Segment:
                  Revenues
     Interest on mortgage
                    assets    $2,065     $3,110    $10,906    $16,630
              Other income       226        253      1,171      1,326
     Litigation Settlement        --         --         --     10,281
                          --------------------------------------------
             Total revenue     2,291      3,363     12,077     28,237
                          --------------------------------------------

                  Expenses
          Interest expense     1,040      1,972      4,840     10,430
 Provision for loan losses       964        835      3,441      5,454
   (Gain) Loss on sale of
    real estate owned, net      (170)       (31)      (921)       121
        Operating expenses       610        982      2,345      3,263
                          --------------------------------------------
            Total expenses     2,444      3,758      9,705     19,268
                          --------------------------------------------

     Income (loss) before
  income taxes - Mortgage
   Asset Portfolio Segment     $(153)     $(395)    $2,372     $8,969

      Consolidated Income
 (loss)- Combined Segments   $(3,067)    $4,677    $25,920     $1,567
 Provision for income tax
         expense (benefit)    (1,642)        --      7,781          7
  Income tax benefit from
      termination of REIT
                    status    (1,019)        --    (10,884)        --
          Consolidated Net
             Income (loss)     $(406)    $4,677    $29,023     $1,560
            Per Share Data
--------------------------
  Weighted average common
        shares outstanding 7,862,949  7,862,490  7,861,988  7,884,983
Consolidated income (loss)
           per share basic    $(0.05)      $.59      $3.69      $0.20
Consolidated income (loss)
         per share diluted    $(0.05)     $0.59      $3.57      $0.20


     Loan Origination Data
--------------------------
     Total mortgage loans
      funded in period ($
                 millions)    $1,855     $1,943    $10,173     $4,159
    Number of loans funded    11,055     10,968     57,814     23,553

        Balance Sheet Data
--------------------------
 Cash and cash equivalents   $44,400    $13,647
           Restricted cash     2,100      1,125

 Bond collateral mortgage
    loans and real estate
    owned, net of reserves   161,252    267,094

  Mortgage loans held for
                 sale, net   276,781    390,125

              Total assets   507,387    685,307

           Short-term debt   268,619    378,553

       Long-term debt, net   130,295    237,456

Total stockholders' equity   $88,486    $59,485
Book value per share basic    $11.24      $7.57
     Book value per share
                   diluted    $10.86      $7.57

      Debt to equity ratio     4.7:1     10.5:1


($ in thousands, except per share data and as noted)


    CONTACT: American Residential Investment Trust, Inc., San Diego
             Investor and Analyst Relations:
             Judith Berry, Executive Vice President and Chief
             Financial Officer, 858-909-1230
             jberry@amnetmortgage.com
                or
             Clay Strittmatter, Senior Vice President, Finance
             858-909-1340
             cstrittmatter@amnetmortgage.com
                or
             FRB -- Weber Shandwick
             Rose Tucker, 310-407-6522
             rtucker@webershandwick.com
                or
             American Residential Investment Trust, Inc.
             Media Relations:
             Kasey Emmel, Vice President, Marketing & Communications
             858-909-1335
             kemmel@amnetmortgage.com
                or
             Forti Communications Inc.
             Corinne Forti, President, 805-498-0113
             cforti@amnetmortgage.com
             forticomm@aol.com